Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER NET INCOME OF $602 MILLION OR $1.23 PER DILUTED SHARE

Riverwoods, IL, January 23, 2014 - Discover Financial Services (NYSE: DFS) today reported net income of $602 million or $1.23 per diluted share for the fourth quarter of 2013, as compared to $539 million or $1.06 per diluted share for the fourth quarter of 2012. The company's return on equity for the fourth quarter of 2013 was 22%.

Fourth Quarter Highlights

•	Revenue net of interest expense was up $113 million, or 6%, from the prior year to $2.1 billion.

•	Total loans grew $3.2 billion, or 5%, from the prior year to $65.8 billion.

•	Credit card loans grew $2.0 billion, or 4%, to $53.1 billion and Discover card sales volume increased 3% from the prior year.

•	Net charge-off rate for credit card loans increased 4 basis points from the prior quarter to 2.09% and delinquencies over 30 days past due increased 5 basis points from the prior quarter to 1.72%.

•	Payment Services pretax income was down $6 million from the prior year to $26 million. Transaction dollar volume for the segment was $49.8 billion, down 1% from the prior year.

"The fourth quarter concluded a strong year for Discover, with record net income for 2013," said David Nelms, chairman and CEO of Discover. "Last year, we grew our card receivables faster than the industry and further established ourselves as a leading direct bank and payments company through expanded product offerings and new payments partnerships."

Segment Results:

Direct Banking

Direct Banking pretax income of $911 million in the quarter was up $100 million, or 12%, from the prior year.

Total loans ended the quarter at $65.7 billion, up 5% compared to the prior year. Credit card loans ended the quarter at $53.1 billion, up 4% from the prior year. Private student loans increased $374 million, or 5%, from the prior year and personal loans increased $895 million, or 27%, from the prior year.

Revenue net of interest expense increased $115 million, up 6% from the prior year due to loan growth and net interest margin expansion.

Net interest income increased $141 million, or 10%, from the prior year, benefiting from loan growth, lower interest expense and higher loan yield. Net interest margin was 9.82%, up 42 basis points from the prior year. The increase in net interest margin from the prior year reflects decreased funding costs and higher loan yield. Credit card yield was 12.08%, an increase of 6 basis points from the prior year. The increase in credit card yield from the prior year reflects lower interest charge-offs and a modestly higher portion of customers revolving balances. Interest expense as a percent of total loans decreased 34 basis points from the prior year as the company continued to take advantage of available low rate funding.

Other income decreased $26 million, or 5%, from the prior year due to lower direct mortgage related income.

The delinquency rate for credit card loans over 30 days past due was 1.72%, an improvement of 7 basis points from the prior year, and an increase of 5 basis points from the prior quarter. Credit card net charge-off rate for the fourth quarter was 2.09%, down 22 basis points from the prior year and up 4 basis points from the prior quarter. The student loan net charge-off rate excluding PCI loans was 1.41%, up 41 basis points from the prior year and 8 basis points from the prior quarter due to a larger portion of the portfolio entering repayment. Strong growth in personal loans resulted in the net charge-off rate decreasing by 47 basis points from the prior year and 1 basis point from the prior quarter to 2.00%.

Provision for loan losses of $352 million decreased $18 million from the prior year, driven by lower charge-offs and lower reserve additions. The reserve addition for the fourth quarter of 2013 was $48 million. The accounting treatment for higher expected losses on a portion of the PCI student loans contributed $28 million to the reserve additions in the quarter.

Expenses were up $33 million, or 4%, from the prior year primarily due to higher information processing expense, increased headcount and higher other expense, partially offset by lower professional fees.

Payment Services

Payment Services pretax income was $26 million in the quarter, down $6 million from the prior year. Revenue decreased $2 million from the prior year primarily due to lower transaction processing revenue for PULSE.

Payment Services dollar volume was $49.8 billion for the fourth quarter of 2013, down 1% from the prior year. PULSE transaction dollar volume was flat year-over-year.

Dividends

The Board of Directors of the company declared a quarterly cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, in the amount of $16.25 per share. The dividend equals $0.40625 per depositary share, each representing 1/40th interest in a share of the Series B Preferred Stock. The dividend will be payable on March 3, 2014, to the holders of record at the close of business on February 14, 2014.

The Board of Directors also declared a quarterly cash dividend of $0.20 per share of common stock payable on February 20, 2014, to holders of record at the close of business on February 6, 2014.

Share Repurchases

During the fourth quarter of 2013, the company repurchased approximately 7 million shares of common stock for $345 million. Shares of common stock outstanding declined by 1% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, January 23, 2014, at 4:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at
http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers home loans, private student loans, personal loans, home equity loans, checking and savings accounts, certificates of deposit and money market accounts through its direct banking business. It operates the Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Bill Franklin, 224-405-1902
williamfranklin@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve full card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its private student loan portfolio and mortgage loan products; losses as a result of mortgage loan repurchase and indemnification obligations to secondary market purchasers; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2012 and under “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).